Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-162713) and related prospectus of Williams Partners L.P., the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P., and the registration statement on Form S-4 (No. 333-166761) and related prospectus of Williams Partners L.P. of our report dated December 10, 2010, with respect to the supplemental consolidated financial statements of Williams Partners L.P. included in this Current Report (Form 8-K) of Williams Partners L.P. dated December 10, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
December 10, 2010